UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported):  December 23, 2013

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

The information set forth under Item 8.01 relating to asset impairments is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On December 23, 2013, Entergy Corporation issued a press release, which is attached as Exhibit 99 hereto and incorporated herein by reference.  The information in Exhibit 99 is being furnished, not filed, pursuant to this Item 7.01.

Item 8.01.  Other Events.

On December 23, 2013, Entergy Corporation issued a press release announcing a settlement agreement with parties in Vermont regarding the remaining operation and decommissioning of the Vermont Yankee Nuclear Power Station in Vernon, Vermont.  As a result of the settlement agreement, Entergy reassessed its assumptions regarding the timing of decommissioning cash flows.  The reassessment is expected to result in an increase of approximately $30 million in Vermont Yankee’s estimated decommissioning cost liability and a corresponding impairment charge, which will not result in future cash expenditures, in the fourth quarter 2013.  In addition to the impairment charge, Entergy expects in the fourth quarter 2013 to accrue additional expenses that result from commitments in the settlement agreement.  Entergy expects the total fourth quarter 2013 impairment charge and expenses resulting from the settlement agreement to be approximately $45 million ($29 million after-tax).

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99	Release, dated December 23, 2013, issued by Entergy Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERGY CORPORATION
	By:	/s/ Alyson M. Mount
Alyson M. Mount Senior Vice President and Chief Accounting Officer

Dated: December 23, 2013